Exhibit 10.4

1.	PURPOSE

The purpose of the Motricity, Inc. (the “Company”) Corporate Incentive Plan (the “Plan”) is to drive a culture focused on organizational performance. The Plan is intended to deliver “pay-for-performance” through annual incentive payments based on overall Company performance. The Plan is intended to provide all eligible employees (the “Participants”) with additional compensation for their contribution to the achievement of the Company’s objectives, encouraging and stimulating superior performance by such individuals, and assisting and retaining highly qualified employees.

2.	DEFINITIONS

Definitions for specific terms used within this Plan document are identified below.

A.	“Adjusted Net Income” is the Company’s net income (loss) determined in accordance with U.S. generally accepted accounting principles (U.S., GAAP) adjusted to exclude amortization of purchased intangibles, stock-based compensation expense, restructuring expenses, asset impairments and M&A transaction related charges including abandoned transaction charges and non-cash tax expense consistent with the definition used for our public market reporting. For the avoidance of doubt, Adjusted Net Income includes, without limitation, expenses associated with payments under the Plan, payments under the Company’s 2011 Sales Incentive Plan, and payments under any other compensation plan of the Company.

B.	“Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Compensation Committee.

C.	“Base Salary” refers to the annual salary, or base wage in the case of hourly employees, component of the employee’s compensation as specified in their employment agreement or offer letter as adjusted from time to time, exclusive of any additional allowances, payments or non-cash benefits.

D.	“Board” means the Board of Directors of the Company.

E.	“Bonus Award” is the cash payment that may be earned by a Participant, subject to the terms and conditions of the Plan.

F.	“Bonus Pool” is a pool of funds established in the Budget from which Bonus Awards may be paid subject to the terms and conditions hereof. The funding of the Bonus Pool will be determined and calculated in accordance with Exhibit A.

G.	“Budget” means the Company’s Fiscal Year budget as approved by the Board.

H.	“Cause” means with respect to a Participant’s termination, the Participant’s: (i) failure to perform substantially all of his or her duties; (ii) commission of, or indictment for a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iii) engagement in an act of fraud or of willful dishonesty towards the Company or any of its Affiliates; (iv) willful misconduct or negligence resulting in a material economic harm to the Company or any of its Affiliates; (v) violation of a federal or state securities law or regulation; (vi) dishonesty detrimental to the best interests of the Company or any of its Affiliates; (vii) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its Affiliates; (viii) willful disloyalty to the Company or any of its Affiliates; (ix) violation, as determined by the Company’s Board of Directors based on opinion of its counsel, by Participant of any employment laws or regulations (x) use of a controlled substance without a prescription or the use of alcohol which impairs Participant’s ability to carry out Participant’s duties and responsibilities; or (xi) material violation by a Participant of the Company’s policies and procedures or any breach of any agreement between the Company and Participant.

I.	“CEO” means the Company’s Chief Executive Officer.

J.	“Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

K.	“Company” means Motricity, Inc. and its subsidiaries and their successors and assigns.

L.	“Compensation Committee” means the Compensation Committee of the Board, which has the authority to oversee the Plan and approve and amend the Plan if it deems such change(s) is/are in the best interest of the Company.

M.

“Eligible Earnings” will be equal to the Participant’s actual cumulative payments of Base Salary for the Fiscal Year, or specified portion thereof. Eligible Earnings is determined before reductions for contributions under Section 401(k) of the Internal Revenue Code of 1986, as amended, and includes (but is not limited to) regular earnings, holiday pay, paid time off, sick pay, on call pay, call out pay and short term disability. As defined, Eligible Earnings effectively prorates the effect of any changes in Base Salary during the Fiscal Year for purposes of calculating Bonus Awards. Eligible Earnings does not include, without limitation and to the extent applicable, (i) financial awards under the Plan; (ii) variable compensation such as incentive awards, commissions or spot bonuses if any; (iii) imputed income from such programs as life insurance, auto allowance, or non-recurring earnings such as moving or relocation expenses, allowances or perquisites; (iv) stock-related compensation; or (v) overtime, unless required to be included in Eligible Earnings for purposes of the Plan, in accordance with applicable law.

N.	“Financial Targets” are the financial targets of the Company established by the Board for the Fiscal Year as described in Section 5 and set forth in Exhibit A attached hereto.

O.	“Fiscal Year” means the Company’s fiscal year beginning January 1, 2011 and ending December 31, 2011.

P.	“Management Committee” consists of the Company’s (i) CEO, (ii) President & Chief Operating Officer, (iii) Chief Financial Officer, (iv) General Counsel, (v) Chief Human Resources Officer and (vi) Chief Strategy and Administrative Officer.

Q.	“Minimum Financial Target(s)” shall have the meaning set forth in Exhibit A attached hereto.

R.	“Named Executive Officer” shall mean any officer of the Company deemed by the Company as of the last day of 2011 to be a “named executive officer” of the Company as defined in Item 402(a) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended.

S.	“Non-Exempt Employee” means an employee who receives hourly wages as determined under the Fair Labor and Standards Act and the wage and hours law of the applicable state.

T.	“Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

U.	“Recoupment” is a compensation recovery method, provided under the Plan and only applicable to officers that are reporting persons pursuant to Section 16(a) of the Securities Exchange Act of 1934, to recover all (or a portion) of a prior Bonus Award based on correction or restatement of the Company’s audited financial statements or other factor affecting Financial Targets.

V.	“Revenue” means the Company’s Fiscal Year revenue in accordance with the currently employed accounting policies, methods and practices employed by the Company (consistent with U.S. GAAP) and the preparation of its consolidated financial statements and its Budget.

W.	“Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

X.	“Target Bonus Percentages” represent a percentage of each Participant’s Eligible Earnings, designated by position or job level as a target Bonus Award set forth in Exhibits B and C attached hereto, as applicable.

3.	ELIGIBILITY

In order to be eligible to participate in the Plan and receive a Bonus Award, a Participant must be a full-time active employee and working in a bonus eligible position for at least ninety (90) consecutive days during that Fiscal Year. “Full-Time” is defined as working thirty-five (35) or more hours per week, and have executed all required Company documents. Employees of subsidiaries that the Company has acquired or may acquire during the Fiscal Year shall not be deemed Participants under the Plan unless specifically designated. Contingency workers, including, without limitation, temporaries, part-time employees, contractors, consultants and outsourced work teams are not eligible for participation in the Plan. Employees who transfer into or out of a Bonus Award eligible position during the Fiscal Year will be eligible for a prorated Bonus Award as described in Section 4 below as long as all other criteria under this Plan are met. In order to be eligible to participate in the Plan and/or to receive any payout, Participants will not be able to participate simultaneously in the Company’s Sales Incentive Plan and/or other incentive plans (with the exception of eligibility for spot bonuses). To the extent that there is any conflict between this Plan and the Company’s Sales Incentive Plan and/or any other incentive plans, this Plan will govern.

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Good Standing: Participants must be actively employed and in good standing (and otherwise in compliance with the Company’s policies and procedures) on the actual bonus pay date in order to receive a payout. Participants placed on a performance improvement plan or in corrective action status as a result of poor performance during the Fiscal Year, but that return to “Good Standing” status prior to the bonus payment date will only be eligible for a prorated incentive payout for that Fiscal Year at the discretion of the Management Committee. If the employee’s status returns to “Good Standing” in the new year, eligibility for full participation in the Plan will be reinstated for the new year going forward, but the employee will not be entitled to a Bonus Award for any period while not in “Good Standing”. As a condition of the receipt of any Bonus Award, the Participant shall be required to certify (or shall be deemed to have certified) at the time of receipt in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to engage in, any behavior that may result in the termination of Participant’s employment by the Company for Cause.

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Forfeiture of Bonus Award: If a Participant’s employment is terminated for any reason in the Fiscal Year, the Participant will not be entitled to a bonus award payment. If a Participant’s employment is terminated for any reason with or without Cause in the year succeeding Fiscal Year, the Participant will not be entitled to a bonus award payment if the termination date is prior to the date Bonus Awards are actually disbursed, except as may otherwise be provided under the terms of the Plan or as determined by the Compensation Committee in its sole and absolute discretion. Bonus Awards are not considered earned until they are approved by the Compensation Committee and are actually paid by the Company. Consequently, a Participant whose employment with the Company is voluntarily or involuntarily terminated for any reason with or without Cause prior to the actual Bonus Award payment date will be deemed ineligible for payment of the Bonus Award.

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Sales Incentive Plan: Sales Representatives are not eligible under this Plan, however, they may be eligible under the Company’s Sales Incentive Plan. “Sales Representatives” means an employee whose primary function is directly engaged in “selling” the Company’s products and services to its customers.

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Other Cash Incentives and/or Plans: Without exception, Participants will not be eligible to receive any cash incentive other than those contemplated in this Plan without approval of the Management Committee within limitations of the Budget.

•	Acquired Employees: Without exception, employees acquired through any acquisition other than the acquisition by the Company of Adenyo shall not be eligible under this Plan.

Participation in this Plan is at the Company’s discretion and the Compensation Committee may, at its sole and absolute discretion, decide to alter, modify or amend the Plan.

4.	PRORATED BONUS AWARDS

A Participant will earn a Bonus Award based on Eligible Earnings for the time period the Participant is actively and continuously employed full-time in an eligible position during the Fiscal Year subject to meeting the eligibility requirements under Section 3.

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New Hires and Rehires: The Bonus Award will be based on Eligible Earnings during the Fiscal Year. Since Eligible Earnings accounts for time employed and in good status in any given Fiscal Year, a Participant initially hired on July 1st for example would have Eligible Earnings calculated from July 1st through the end of the Fiscal Year. In the case of rehires, there is no credit for prior service and the rehire date must occur on or before October 3rd in order for the Participant to be eligible under the Plan for the Fiscal Year.

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Leaves of Absence: Time taken during a leave of absence results in a reduction in Eligible Earnings and a corresponding reduction in potential Bonus Awards consistent with the length of time on leave of absence. Furthermore, payments of Bonus Awards are not considered earned and payable unless and until the Participant returns to work, with the exception of military leave. If the leave of absence lasts nine months or more during the Fiscal Year, then the Participant will not have met the 90-day eligibility required to earn a bonus for that Fiscal Year.

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Promotions and Demotions: If a Company action results in a Participant’s movement from one bonus-eligible position to another bonus-eligible position (with either a higher or lower bonus target) or an increase or decrease in bonus target, then a prorated Bonus Award will be calculated. The Bonus Award will be calculated using Eligible Earnings for the applicable time periods that the different bonus percentages were in effect. However, if a Participant is both promoted and later demoted during the Fiscal Year, the Participant’s entire bonus eligibility and bonus target percent will be determined by the lower grade.

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Move from Bonus-Eligible Position to a Non-Bonus Eligible Position: The Bonus Award will be calculated based upon Eligible Earnings and the applicable bonus percentage while in a bonus-eligible position as long as the Participant was in the position for a minimum of ninety (90) consecutive days during the Fiscal Year.

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Move from Non-Bonus-Eligible Position to a Bonus-Eligible Position: The Bonus Award will be calculated based upon Eligible Earnings and the applicable bonus percentage while in the bonus-eligible position as long as the Participant was in the eligible position for a minimum of ninety (90) consecutive days during the Fiscal Year.

•	Acquired Employees: Without exception, employees acquired through any acquisition other than the acquisition by the Company of Adenyo shall not be eligible for a prorated Bonus Award under this Plan.

5.	FINANCIAL TARGETS AND MINIMUM FINANCIAL TARGETS

The Financial Targets established for the Plan consist of Adjusted Net Income, and Revenue amounts approved by the Compensation Committee for the Fiscal Year. The Company must achieve the Minimum Financial Targets set forth in Exhibit A and consisting of the Adjusted Net Income and Revenue amounts approved by the Compensation Committee for the Fiscal Year in order for any payout to occur under the Plan.

The Financial Targets and Minimum Financial Targets for the Plan Year are set forth in Exhibit A. Notwithstanding the Financial Targets set forth in Exhibit A, for the purpose of using such Financial Targets to calculate any Bonus Award hereunder, the Plan shall exclude the effect that any acquisition (other than the acquisition by the Company of Adenyo) may have on either Adjusted Net Income or Revenue.

The Board will consider, in its sole discretion at any time prior to the final determination of Bonus Awards, the impact on Participants of extraordinary or non-reoccurring events, changes in applicable accounting rules or principles, changes in the Company’s methods of accounting, changes in applicable law, changes due to consolidation, acquisitions or reorganization affecting the Company and its subsidiaries or such other material change in the Company’s business and whether to increase, decrease, otherwise adjust actual performance measures, targets, or payout ranges used hereunder or eliminate a Bonus Award if such change(s) is/are desirable in the interests of equitable treatment of the Participants and the Company. The Management Committee will implement such change(s) for immediate incorporation into the Plan.

6.	COMPUTATION AND DISBURSEMENT OF FUNDS

Company performance will be assessed and measured after the end of the Fiscal Year in order to determine annual Bonus Pool funding and Bonus Awards. Subject to achievement of the Minimum Financial Targets set forth in Exhibit A and the other terms and conditions of the Plan, Bonus Pool funding and Bonus Awards will be determined by the Company’s performance relative to the Financial Targets also set forth in Exhibit A and in the case of the discretionary component set forth in clause (iii) of Exhibit A, will be subject to the sole and absolute discretion of the Compensation Committee. In the event the Company fails to achieve the Minimum Financial Targets, then Participants will not receive a Bonus Award for the Fiscal Year.

The calculation of Adjusted Net Income and Revenue will be based upon the Company’s audited financial statements for the Fiscal Year, subject to review and approval by the Board in its sole discretion. Without exception, unaudited financials will not be used to measure achievement of the Financial Targets or the Minimum Financial Targets.

As set forth in greater detail in Exhibit A, the Company will provide differentiated Bonus Awards based on individual performance. It will execute Bonus Awards inside of the Bonus Pool funding thresholds defined inside this Plan as approved by the Compensation Committee. The Management Committee will conduct a full performance calibration process as part of the Company’s annual performance review which will yield an aggregated and individualized view into the achievements of the Fiscal Year.

As soon as practical after the close of the Fiscal Year, the Company’s Chief Financial Officer will calculate the Company’s actual audited achieved performance relative to the Financial Targets and the proposed Bonus Awards under the Plan. The proposed Bonus Award, a list of eligible Participants and their Eligible Earnings will be presented to the Compensation Committee by no later than sixty (60) days of the end of the Fiscal Year and once approved, the Bonus Award will be paid to all Participants by March 31st of the calendar year following the Fiscal Year for which the Bonus Awards are earned. If the approval from the Compensation Committee occurs after March 31st of the following Fiscal Year, then the Bonus Award payouts will occur as soon as practical following approval, but no later than June 30th of the calendar year following the Fiscal Year for which the Bonus Awards are earned. If prorated Bonus Awards are granted, then such Bonus Awards will be paid in the same manner at the same time as all the other Bonus Award payouts.

Notwithstanding anything to the contrary in this Plan, if the Compensation Committee determines, in its sole and absolute discretion, that calculations underlying the Financial Targets, including but not limited to mistakes in the Company’s audited financial statements for the Fiscal Year, were incorrect, then the Compensation Committee may (i) adjust Bonus Awards (upward or downward); or (ii) initiate a Recoupment.

Income, employment and any other applicable taxes will be withheld from any Bonus Award payments required under the Plan to the extent determined by the Company in accordance with applicable law and remitted to the appropriate tax authority.

7.	TARGET BONUS PERCENTAGES

Target Bonus Percentages by position or job level are provided in Exhibit B. Target Bonus Percentages for Participants who became employees of the Company through its acquisition of Adenyo (the “Adenyo Participants”) are provided in Exhibit C. For the avoidance of doubt, no Adenyo Participant shall be eligible for a Bonus Award under this Plan other than as provided in Exhibit C.

8.	INDIVIDUAL PERFORMANCE DISCRETIONARY PAYOUT

Subject to the achievement of the Minimum Financial Targets and the availability of the Bonus Pool and the Discretionary Pool, as applicable, such availability to be determined in the Compensation Committee’s sole and absolute discretion, Participant’s discretionary component of actual payout % (derived from clauses (i), (ii), and (iii) of Exhibit A for Participants other than Named Executive Officers, and derived from clause (iii) of Exhibit A for Participants who are Named Executive Officers) will be determined based on Fiscal Year individual performance and achievement of Company goals. The variations (i.e., increases or decreases from the Target Bonus Percentages set forth in Exhibits B and C, as applicable) in Participants’ Bonus Awards that result from adjustments to the discretionary component of actual payout % based on individual performance shall not result in any increase in the aggregate Bonus Pool or Discretionary Pool available to all eligible Participants.

The Management Committee will determine the discretionary component of actual payout % based on individual performance for each Participant (other than the CEO and his/her direct reports) and may adjust such Participant’s Bonus Award in accordance with the terms and conditions of the Plan. The CEO will determine the discretionary component of actual payout % based on individual performance for Participants that are CEO direct reports. The Compensation Committee, in its sole and absolute discretion, will determine the discretionary component of actual payout % based on individual performance for the CEO.

9.	ADMINISTRATION

Subject to Sections 3, 5 and 6, the Management Committee will have the authority to administer and make all decisions and exercise all rights of the Company with respect to this Plan, including, the authority (i) to determine eligibility hereunder; (ii) related to rules and regulations for the administration of the Plan; and (iii) to decide any questions and settle controversies and disputes with employees that may arise in connection with the Plan. For the avoidance of doubt, the Compensation Committee will have the sole authority to interpret the provisions of the Plan, including, without limitation, determination of Financial Targets, funding of the Bonus Pool, oversight of discretionary portions of Bonus Awards and evaluation of individual performance. The Management Committee will provide the Compensation Committee, no less than once during the Fiscal Year, a summary of significant recurring questions, controversies and disputes (if any)

that may have arisen in connection with the Plan during the preceding Fiscal Year. The Compensation Committee will have the authority to rely upon any reports prepared by the auditors and conclusively determine whether Participants have earned Bonus Awards hereunder. The members of the Board and Compensation Committee will not be liable for any actions or determinations made with respect to their duties under this Plan.

In the event of a claim or dispute brought forth by a Participant, the decision of the Management Committee as to the facts in the case and meaning and intent of any provision of the Plan, or its application, will be final, binding, and conclusive. In the case of claims or disputes brought by a Participant that is a member of the Management Committee or a Named Executive Officer, such decisions will be made by the Compensation Committee.

10.	GENERAL PROVISIONS

A Participant’s rights under the Plan will not be assignable, either voluntarily or in-voluntarily by way of encumbrance, pledge, attachment, level or charge of any nature (except as may be required by state or federal law).

In addition to the payment of Bonus Awards to Participants under the Plan, the Compensation Committee retains the sole and absolute discretion to approve an additional discretionary pool to award additional cash bonuses to Participants in recognition of the Company’s achievement of such qualitative or quantitative performance goals as determined by the Compensation Committee.

Nothing in the Plan will require the Company to segregate or set aside any funds or other property for the purpose of paying any portion of a financial award. No Participant, beneficiary or other person will have any right, title or interest in any amount awarded under the Plan prior to the payment of such award to him or her, or in any property of the Company or its subsidiaries.

Participation in this Plan will not confer upon any Participant any right to continue in the employ of the Company nor interfere in any way with the right of the Company to terminate any Participant’s employment at any time. The Company is under no obligation to continue the Plan in future fiscal years.

EXHIBIT A

Plan Financial Targets

The Financial Targets for the Fiscal Year will be as follows (the “Financial Target(s)”):

ADJUSTED NET INCOME: * * *

REVENUE: * * *

Minimum Financial Targets

No payout will be made to Participants unless the Company achieves (i) (A) in the case of Participants other than Named Executive Officers, a minimum Adjusted Net Income of 80% of the aforementioned Financial Target for Adjusted Net Income and (B) in the case of Participants who are Named Executive Officers, a minimum Adjusted Net Income of 90% of the aforementioned Financial Target for Adjusted Net Income and (ii) a minimum Revenue of 95% of the aforementioned Financial Target for Revenue (clauses (i) and (ii) together, the “Minimum Financial Target(s)”).

Bonus Pool

Subject to achievement of the Minimum Financial Targets and the other terms and conditions of the Plan, the Compensation Committee will in its sole and absolute discretion establish the Bonus Pool from funds designated in the Budget at a value targeted to equal the sum of all Bonus Awards to be made under the Plan.

Bonus Awards

Subject to achievement of the Minimum Financial Targets and the other terms and conditions of the Plan, the Bonus Awards for Participants other than Named Executive Officers will be targeted at, and the Bonus Awards for Participants who are Named Executive Officers will equal:

(x) Participant’s Target Bonus Percentage multiplied by Eligible Earnings multiplied by

(y) Payout % calculated as the sum of clauses (i), (ii), and (iii) below:

(i)	60% of payout % will be based on Adjusted Net Income as follows:

Actual Adjusted Net Income below Minimum Financial Target

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In the case of Participants other than Named Executive Officers, Adjusted Net Income payout % will be 0% if actual Adjusted Net Income achieved is below 80% of the Financial Target for Adjusted Net Income.

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In the case of Participants who are Named Executive Officers, Adjusted Net Income payout % will be 0% if actual Adjusted Net Income achieved is below 90% of the Financial Target for Adjusted Net Income.

***	This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the SEC.

Actual Adjusted Net Income at or above Minimum Financial Target

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Solely in the case of Participants other than Named Executive Officers, Adjusted Net Income payout % will be 30% if actual Adjusted Net Income achieved equals or exceeds 80% of the Financial Target for Adjusted Net Income, but is less than 90% of the Financial Target for Adjusted Net Income; and an additional payout % of 3% for each whole percent that actual Adjusted Net Income exceeds 80% of the Financial Target for Adjusted Net Income, but is less than 90% of the Financial Target for Adjusted Net Income.

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In the case of Participants other than Named Executive Officers, Adjusted Net Income payout % will be 60% if actual Adjusted Net Income achieved equals or exceeds 90% of the Financial Target for Adjusted Net Income, but is less than 100% of the Financial Target; and an additional payout % of 4% for each whole percent that actual Adjusted Net Income exceeds 90% of the Financial Target for Adjusted Net Income, but is less than 100% of the Financial Target for Adjusted Net Income.

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In the case of Participants who are Named Executive Officers, Adjusted Net Income payout % will be 60% if actual Adjusted Net Income achieved equals or exceeds 90% of the Financial Target for Adjusted Net Income, but is less than 100% of the Financial Target for Adjusted Net Income; and an additional payout % of 4% for each whole percent that actual Adjusted Net Income exceeds 90% of the Financial Target for Adjusted Net Income, but is less than 100% of the Financial Target for Adjusted Net Income.

Actual Adjusted Net Income at or above Financial Target

•	For all Participants, Adjusted Net Income payout % will be 100% if actual Adjusted Net Income achieved is equal to 100% of the Financial Target for Adjusted Net Income.

•	For all Participants, for each additional 3% of actual Adjusted Net Income achieved beyond 100% of the Financial Target for Adjusted Net Income, the Adjusted Net Income payout % will increase by 5%.

•	Under no circumstance will Adjusted Net Income payout % for any Participant exceed 150%.

Illustrative Table for other than Named Executive Officers:

% of Financial Target Achieved	Adjusted Net Income Payout %
<80%	0%
>=80%	30%
>=90%	60%
>=100%	100%
>=115%	125%
>=130%	150%

Illustrative Table for Named Executive Officers:

% of Financial Target Achieved	Adjusted Net Income Payout %
<90%	0%
>=90%	60%
>=100%	100%
>=115%	125%
>=130%	150%

(ii)	30% of payout % will be based on Revenue as follows:

•	Revenue payout % will be 0% if actual Revenue achieved is below 95% of the Financial Target for Revenue.

•	Revenue payout % will be 60% if actual Revenue achieved exceeds 95% but is less than 100% of the Financial Target for Revenue.

•	Revenue payout % will be 100% if actual Revenue achieved is equal to 100% of the Financial Target for Revenue.

•	For each additional 1% of actual Revenue achieved beyond the Financial Target for Revenue, the Revenue payout % will increase by 5%.

•	Under no circumstance will Revenue payout % exceed 150%.

Illustrative Table:

% of Financial Target Achieved	Revenue Payout %
<95%	0%
>=95%	60%
>=100%	100%
>=105%	125%
>=110%	150%

and

(iii)	Availability of 10% of payout % will be based on the sole and absolute discretion of the Compensation Committee (such portion of the Bonus Pool, if any, the “Discretionary Pool”). If the Compensation Committee decides in its sole and absolute discretion to fund the Discretionary Pool, actual payout % allocated from this clause (iii) to any Participant is discretionary and will be made as set forth in Section 8 of the Plan.

For the avoidance of doubt, for Participants other than Named Executive Officers, actual payout % allocated from each of clauses (i), (ii), and (iii) above is discretionary and will be made as set forth in Section 8 of the Plan.

EXHIBIT B

Motricity Target Bonus Percentages by Job Title

Target Bonus Percentages by position or job level are as follows:

Position / Job Level	Americas Target %	Europe Target %	APAC Target %
Chief Executive Officer	100%	n/a	n/a
President & Chief Operating Officer (1)	55%	n/a	n/a
Chief Strategy and Administrative Officer	70%	n/a	n/a
Chief Development Officer (2)	50%	n/a	n/a
Chief Financial Officer (2)	55%	n/a	n/a
General Counsel (2)	50%	n/a	n/a
Chief Human Resources Officer(3)	* * *	* * *	* * *
VP/SVP, Product Strategy	* * *	* * *	* * *
VP/SVP, Product Development	* * *	* * *	* * *
VP/SVP, Solutions & Services	* * *	* * *	* * *
VP/SVP, Operations & IT	* * *	* * *	* * *
Senior Director	* * *	* * *	* * *
Director	* * *	* * *	* * *
Senior Manager/IC Advisor	* * *	* * *	* * *
Manager	* * *	* * *	* * *
Individual Contributors	* * *	* * *	* * *
Support (Non-Exempt Employees) and All Others	* * *	* * *	* * *

(1)	Effective April 19, 2011, the Americas Target % for this position was increased to 75%, Participant’s Bonus Award, if any, will be calculated using a prorated Target Bonus Percentage.
(2)	Effective March 22, 2011, the Americas Target % for this position was increased to 60%, Participant’s Bonus Award, if any, will be calculated using a prorated Target Bonus Percentage.
(3)	Effective March 22, 2011, the Americas Target % for this position was increased to ***, Participant’s Bonus Award, if any, will be calculated using a prorated Target Bonus Percentage.

***	This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the SEC.

EXHIBIT C

Adenyo Target Bonus Percentages

Target Bonus Percentages for the Adenyo Participants are as follows:

Name	Target %
Tyler Nelson	*	* *
Kevin McGuire	*	* *
Chris Matys	*	* *
Steven Eros	*	* *
Christophe Collet	*	* *
Pascal Henry	*	* *
Alok Kapur	*	* *
Rachel Jacobson	*	* *
Mark Wright	*	* *

The above listed Target Bonus Percentages shall represent maximum percentage opportunity and draw from a separate discretionary source for Bonus Awards for Adenyo Participants, such pool not to exceed CAD $520,000 in the aggregate (the “Adenyo Pool”). The Adenyo Pool shall be allocated by a management committee of the Chief Operating Officer, the Chief Financial Officer, and the Chief Human Resources Officer, subject to review and final approval of the Compensation Committee.

***	This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the SEC.